Exhibit 99
TITAN INTERNATIONAL INC. REPORTS RECORD 3RD QUARTER REVENUE & NET INCOME

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
October 26, 2011
Third quarter summary:

•	Sales for third quarter 2011 set a record at $398.8 million up 79 percent, compared to $222.8 million in the third quarter of 2010.

•	Gross profit for third quarter 2011 was $53.0 million up 90 percent, compared to $27.9 million in 2010.

•	Third quarter income from operations was a record $41.4 million up 231 percent, compared to $12.5 million last year.

•
Earnings per common basic share for the third quarter were $0.50, compared to $0.12.  Fully diluted earnings per common share for the third quarter were $0.42, compared to $0.11.  On an adjusted basis (see Appendix below), earnings per common basic share for the third quarter 2011 were $0.34 per share, compared to $0.12 in the third quarter of last year.  Adjusted fully diluted earnings per share were $0.29 for the third quarter 2011, compared to $0.11 last year.

Statement of Chief Executive Officer:

“The results continue a strong upward trend,” stated Titan CEO and Chairman Maurice M. Taylor. “The third quarter was outstanding for many reasons.  The third quarter is normally Titan’s weakest due to routine factory maintenance shut downs during summer months, customer shut downs and employee vacation. Factory efficiency generally drops as a result.  In addition, the summer weather was hot and our factories are not air conditioned.

Titan has recently hired hundreds of new employees, including those on long layoffs, which have had to be trained for skilled jobs. All of Titan employees, salary as well as hourly, have accomplished this with great team effort. I’m very proud to be a part of Titan’s leadership.

The backorder Titan has today is the largest we have ever seen and we will be hiring many more employees in the next few months. I believe every customer that I have talked with forecasts an increase in their orders for 2012. I hope to have Titan’s goals for revenue and EBITDA for 2012 by the first week of December 2011.

As you can see by the third quarter results, the goal of $1.4 billion revenue should be met and we will be well within the range of our revised goal of $175 to $200 million EBITDA for 2011.

Titan’s growth this year will be over 50% from last year and we will have an opportunity to match that growth next year. I appreciate that there are people who may not have as positive a view as I do, but when you review the yearly OEM forecast and talk with the end users of tires and wheels, whether its farmers, dealers, mining operators or construction companies, they are all positive.  I have been to Europe, South America, Canada, and many places in the United States. It’s the same story. Titan has had more visitors from Africa, Indonesia, Russia and Australia this summer than any time ever before. Titan has and will be expanding every factory we own today over the next eight months.

I can assure you we would not be doing this if we thought there would be a pause in the business. Another unique item about the Titan group is while all this is going on we have developed ten new wheels and tires this past quarter and we will do another half dozen by year’s end.

That, my shareholders, is really impressive when you look at our growth.”

Year-to-date summary:

•	September 2011 year-to-date sales were $1,084.1 million, compared to $648.9 million in 2010.

•	September 2011 year-to-date gross profit was $173.6 million, compared to $87.9 million in 2010.

•	Income from operations more than doubled for the first nine months of 2011 to $112.7 million, compared to $40.1 million in 2010.

•	A noncash convertible debt charge of $16.1 million was recognized in conjunction with the first quarter exchange of $59.6 million in convertible notes for 6.6 million shares of Company stock.

•
Earnings per common basic share year to date 2011 were $1.05, compared to $0.31 in 2010.  Fully diluted earnings per share year to date 2011 were $0.89, compared to $0.30 in prior year.  On an adjusted basis, earnings per common basic share for the nine months ended September 30, 2011 were $1.37 per share, compared to $0.36 for the same period last year.  Adjusted fully diluted earnings per share year to date 2011 were $1.14, compared to $0.34 in 2010.

Financial overview:

Sales:  Titan recorded sales of $398.8 million for the third quarter of 2011, compared to third quarter 2010 sales of $222.8 million. The increase of 79 percent in revenue was primarily the result of the April acquisition of the Goodyear Latin American farm tire business, including the Sao Paulo, Brazil manufacturing facility which recorded sales of $93.6 million for the third quarter of 2011, and the increase in demand and pricing/mix improvements.   Net sales for the first nine months of 2011 were $1,084.1 million, compared to $648.9 million in the same period last year.

Gross profit:  For the third quarter of 2011, gross profit was $53.0 million, or 13.3 percent of net sales, compared to $27.9 million, or 12.5 percent of net sales for the third quarter of 2010. Year-to-date gross profit was $173.6 million, or 16.0 percent of sales for 2011, as compared to $87.9 million or 13.6 percent of sales for 2010.  The increase in gross profit and income from operations was primarily related to increased sales levels which were driven by the acquisition of the Goodyear Latin American farm tire business as well as gains from improved plant utilization resulting from higher sales levels.

Selling, general and administrative expenses: SG&A expenses for the third quarter of 2011 were $8.5 million or 2.1 percent of net sales, compared to $12.0 million or 5.4 percent in 2010.   The lower SG&A expenses as a percent of sales for the quarter were primarily the result of a decrease of approximately $11 million in the accrual for the CEO special performance award due to the drop in the Company’s stock price for the quarter offset by an increase in selling and marketing expenses at recently acquired facilities.  Expenses for SG&A for the nine months ended September 30, 2011, were $50.4 million or 4.7% of net sales, compared to $36.0 million or 5.5% in 2010.

Income from operations:  For the third quarter of 2011, income from operations was $41.4 million, or 10.4 percent of net sales, compared to $12.5 million, or 5.6 percent of net sales in 2010.  Year-to-date income from operations was $112.7 million, or 10.4 percent of net sales in 2011, compared to $40.1 million, or 6.2 percent of net sales in 2010.

Interest expense:  Interest expense was $6.6 million for the third quarter of 2011, compared to $5.9 million in 2010.  Year-to-date interest expense was $19.0 million and $19.7 million for the nine months ended September 30, 2011 and 2010, respectively.  The company’s interest expense year-to-date 2011 decreased from the previous year primarily as a result of the exchange agreement for $59.6 million of 5.625 percent convertible senior subordinated notes completed in the first quarter of 2011.

Noncash convertible debt conversion charge:  The Company closed an exchange agreement converting approximately $59.6 million of the 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock.  In connection with the exchanges, the company recognized a noncash charge of $16.1 million.

Earnings per share:  Unadjusted basic earnings per common share were $0.50 and fully diluted were $0.42, as compared to basic and fully diluted earnings per share of $.12 and $.11 in 2010 respectively. Earnings per share for the third quarter, on an adjusted basis, were $0.34 and $0.29, basic and fully diluted respectively and earnings per share year-to-date, on an adjusted basis, were $1.37 and $1.14, basic and fully diluted respectively.  Year to date 2010 adjusted earnings per share were $0.36 for basic and $0.34 for fully diluted.

Capital expenditures: Titan’s capital expenditures were $7.7 million for the third quarter of 2011 and $8.3 million for 2010.   Year-to-date expenditures were $17.9 million for 2011 and $20.1 million for 2010.

Debt balance:  Total debt was $317.9 million at September 30, 2011, compared to the balance at December 31, 2010 of $373.6 million. The reduction in debt is related to the exchange agreement in the first quarter 2011 to convert approximately $59.6 million of 5.625 percent convertible notes into approximately 6.6 million shares of the Company’s common stock.

Equity balance:  The Company’s stockholders’ equity was $392.4 million at September 30, 2011 compared to $272.0 million at December 31, 2010.

Form 8-K Restatement for Reserve on Generation 1 Super Giant Tires:

As mentioned in a Form 8-K we filed today, the Company was notified on October 25, 2011 by its independent registered accountants that the estimated inventory reserves for the Generation 1 super giant (“Gen 1”) needed to be restated.  The Company’s management and Audit Committee discussed the matter, even though the Company felt that the Gen 1 tires have a potential market to be sold in the future, it was concluded that the estimated reserve for Gen 1 tires would be increased by an estimated $9.8 million in the fourth quarter for 2010.  The estimated $9.8 million will be restated as of December 31, 2010 in the 2010 Form 10-K and the Form 10-Qs’ for March 31, 2011 and June 30, 2011.  The additional reserve reduces the net inventory value on Gen 1 tires to a non-material amount of approximately $0.7 million.  The company expects to file by November 9, 2011, or as soon as practicable thereafter the above referenced restated consolidated financial statements.

Third Quarter Conference Call:

The Titan International Inc. earnings conference call for the third quarter that ended September 30, 2011, will be held at 9 a.m. Eastern Time on Thursday, October 27, 2011.  To participate in the conference call, dial (800) 230-1096 five minutes prior to the scheduled time. International callers dial (612) 332-0725.  A replay of the call will be available until November 4, 2011. To access the replay, dial (800) 475-6701 and enter access code 219250. International callers dial (320) 365-3844.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission.  The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Consolidated Condensed Statements of Operations (Unaudited)

Amounts in thousands, except earnings per share data.	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net sales	$398,805	$222,818	$1,084,081	$648,922
Cost of sales	345,810	194,872	910,480	560,986
Gross profit	52,995	27,946	173,601	87,936

Selling, general & administrative expenses	8,548	12,037	50,414	36,008
Research and development expenses	796	1,112	2,993	5,039
Royalty expense	2,263	2,275	7,530	6,809
Income from operations	41,388	12,522	112,664	40,080

Interest expense	(6,616)	(5,867)	(19,045)	(19,713)
Noncash convertible debt conversion charge	0	0	(16,135)	0
Loss on senior note repurchase	0	(473)	0	(3,195)
Other income (expense)	(556)	401	1,907	307
Income before income taxes	34,216	6,583	79,391	17,479

Provision for income taxes	12,690	2,568	35,345	6,817

Net income	21,526	4,015	44,046	10,662

Net income attributable to noncontrolling interests	362	0	354	0

Net income	$21,164	$4,015	$43,692	$10,662

Earnings per common share:
Basic	$.50	$.12	$1.05	$.31
Diluted	.42	.11	.89	.30

Average common shares outstanding:
Basic	42,028	34,868	41,512	34,819
Diluted	53,061	51,773	52,970	51,740

Segment Information
Revenues from external customers (Unaudited)

Amounts in thousands	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Agricultural	$246,456	$170,675	$713,721	$497,503
Earthmoving/Construction	81,078	47,848	224,484	139,161
Consumer	71,271	4,295	145,876	12,258
Total	$398,805	$222,818	$1,084,081	$648,922

Titan International, Inc.

Consolidated Condensed Balance Sheets (Unaudited)

Amounts in thousands		(as restated)
	September 30,	December 31,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$94,274	$239,500
Marketable securities	28,129	0
Accounts receivable	213,884	89,004
Inventories	183,150	118,143
Deferred income taxes	16,887	16,040
Prepaid and other current assets	31,082	18,663
Total current assets	567,406	481,350

Property, plant and equipment, net	333,575	248,054
Other assets	110,233	51,476
Total assets	$1,011,214	$780,880

Liabilities & Equity
Current liabilities:
Short-term debt	$8,227	$0
Accounts payable	98,898	35,281
Other current liabilities	88,542	57,072
Total current liabilities	195,667	92,353

Long-term debt	317,881	373,564
Deferred income taxes	37,080	1,664
Other long-term liabilities	68,234	41,268
Equity	392,352	272,031
Total liabilities & equity	$1,011,214	$780,880

Titan International, Inc.
                                                    Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP).  This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure.  The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP.  It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP.  In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance.  In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the Company as a whole.  We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the Company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP.  We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for September 30, 2011.
	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net Income	$21,164	$4,015	$43,692	$10,662

Adjustments:

Noncash convertible debt charge	0	0	16,135	0
Loss on note repurchase, net of tax	0	289	0	1,949
CEO incentive compensation, net of tax	(6,702)	0	(2,985)	0
Adjusted Net Income	$14,462	$4,304	$56,842	$12,611

Adjusted earnings per common share:
Basic	$0.34	$0.12	$1.37	$0.36
Diluted	$0.29	$0.11	$1.14	$0.34

Average common shares outstanding:
Basic	42,028	34,868	41,512	34,819
Diluted	53,061	51,773	52,970	51,740

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773